                                                                    EXHIBIT 23.3

                                    CONSENT

     We consent to the reference to our firm under the captions "Experts" and "Selected Financial Data" and to the use of our report dated March 6, 1998, with respect to the financial statements of AirNet Communications Corporation included in Amendment No. 2 to the Registration Statement Form S-1 (No. 333-87693) dated November 12, 1999 and related Prospectus of AirNet Communications Corporation for the registration of its common stock.

     We also consent to the incorporation by reference therein of our report dated March 6, 1998 with respect to the financial statements of AirNet Communications Corporation as of December 31, 1997 and for the years ended December 31, 1997 and 1996 included in this Registration Statement dated December 7, 1999 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orlando, Florida
December 6, 1999